ENERGY SUPPLY AGREEMENT


          This Energy Supply Agreement ("Agreement") is made and entered into this 22nd day of January, 1997 by and among Heinz USA, a Division of H.J. Heinz Company, a Pennsylvania corporation having its principal place of business at 1062 Progress Street, Pittsburgh, PA 15212 ("Heinz"), Allegheny Development Corporation, a Pennsylvania corporation having its principal place of business at Cherrington Corporate Center, 500 Cherrington Parkway, Suite 110, Coraopolis, PA 15212 ("ADC") and Duquesne Energy, Inc., a Pennsylvania corporation having its principal place of business at 411 Seventh Avenue, 16th Floor, Pittsburgh, PA 15230-1930 ("DEN").


                              W I T N E S S E T H :


          WHEREAS, Heinz currently utilizes energy produced by an inside-the-fence energy facility (the "Energy Facility") that provides energy in the form of steam, electricity and compressed air to its Pittsburgh, Pennsylvania manufacturing plant;

          WHEREAS, ADC is in the business of, and has considerable expertise in, energy and fuel management, energy facility development, cogeneration, independent power production and utility management services; and

          WHEREAS, DEN, an affiliate of ADC, has complementary expertise in energy and fuel procurement;

          WHEREAS, Heinz, ADC and DEN desire to enter into a contractual arrangement pursuant to which (i) ADC would provide to Heinz electricity, steam energy, and compressed air and (ii) DEN would procure the coal required to produce such energy, each under the terms more specifically set herein;

          NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and conditions set forth herein, Heinz, ADC and DEN, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement, and shall include the plural as well as the singular form:

          "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

          "Baseline UECCE" shall have the meaning set forth in Section 3.01(b) hereof.

          "Baseline UECCS" shall have the meaning set forth in Section 3.01(b) hereof.

          "Business Day" shall mean any day on which commercial banks are not authorized or required to close in Pennsylvania.

          "Calendar Year" means any twelve-month period commencing on January 1 and ending the following December 31.

          "Consolidating Statement" means the monthly invoice generated by ADC on behalf of itself and DEN under Section 3.02 hereof that itemizes the payments to be made to ADC and DEN by Heinz hereunder, including, without limitation, the payments required under Sections 3.01 hereof.

          "Current Capacity" means with respect to (i) electric energy, the maximum steady state full load capacity of two turbine generators (2 times 3,000kW); and (ii) compressed air, the maximum capacity of the Energy Facility's installed compressed air system (5,300 cfm) as of the Effective Date. Current Capacity with respect to steam means the maximum steady state full load capacity of the operating coal/natural gas fired boilers at the Energy Facility (operating coal/natural gas fired boilers for this purpose means boilers 1,2,3 and 4). Current Capacity for steam shall be equal to 160,000 lbs of coal fired steam per hour during the Initial Capacity Measuring Period. Should an opacity excursion occur preventing the Energy Facility from achieving 160,000 lbs of coal fired steam per hour as required herein, Current Capacity for steam shall be reduced to 150,000 lbs of coal fired steam per hour. After the conclusion of the Initial Capacity Measuring Period and for the remainder of the Term, Current Capacity for steam shall be equal to the greater of (i) 170,000 lbs of coal fired steam per hour or (ii) actual steady state full load capacity.

          "Demand Energy Charge" means the charge set forth under Section 3.01(a) hereof.

          "Effective Date" means the first Business Day after this Agreement has been executed and delivered by each of Heinz, ADC and DEN.

          "Energy Consumption Charges" means the charges stated under Section 3.01(b) hereof.

          "Energy Facility" means the cogeneration facility that provides energy in the form of steam, electricity and compressed air to the Manufacturing Facility.

          "Energy Facility Improvements" means certain proposed initial capital improvements, modifications and upgrades to the Energy Facility to be implemented by ADC within 18-24 months after the Effective Date.

          "Force Majeure" shall mean, but not be limited to, acts of God, storms, war, official strikes or industrial disputes beyond the control of the Parties (provided each Party shall use every reasonable effort in good faith to resolve any such strike or dispute), acts of the public enemy, quarantine, epidemic, blockade, civil disturbance, riots, insurrection, fire, rules or regulations of any governmental authority having or claiming jurisdiction, compliance with which is beyond a party's reasonable control and which makes continuance of operations impossible, or any other cause beyond the reasonable control of such Party, whether or not similar to the causes specified herein. Loss of all or substantially all of the Energy Facility or the use thereof due to destruction, damage or rendition of the Energy Facility unfit for normal use for any reason whatsoever shall constitute Force Majeure. Inability of any Party to secure funds, arrange bank loans or other financing, or to obtain credit shall not be regarded as Force Majeure. The inability of ADC or DEN to obtain fuel shall not be regarded as Force Majeure.

          "Initial Capacity Measuring Period" means the period prior to the time that the steam capacity related Energy Facility Improvements are completed (which for the purposes of this definition shall in any event not extend beyond the last day of the eighteenth (18th calendar month) commencing after the Effective Date).

          "kwh" means kilowatt hour.

          "mlb" means thousand pounds.

          "Manufacturing Facility" means all of the manufacturing plant that is owned and operated by Heinz and located at 1062 Progress Street, Pittsburgh, PA 15212.

          "Manufacturing Interruption" shall mean either (i) any interruption in Heinz's production of finished goods at the Manufacturing Facility or (ii) any delay of more than 30 minutes in the commencement by Heinz of its production schedule at the Manufacturing Facility.

          "Party" means Heinz, ADC or DEN, severally, and "Parties" means Heinz, ADC and DEN, collectively.

          "Payment Commencement Date" means the first day of the first calendar month following the Effective Date.

          "Regulatory Requirements" means all legal and regulatory requirements and permit specifications related to the operation of the Energy Facility, as the same may be modified from time to time.

          "Stipulated Buy-Out Price" means, on any date during the Term, the amount determined in accordance with Schedule A, B, or C of Exhibit B hereto.

          "Term" shall mean the fifteen (15) year period commencing on the Effective Date.


                                   ARTICLE II

                           ANNUAL ENERGY PURCHASE AND
                               SUPPLY REQUIREMENTS

          2.01 Energy Supply and Purchase Requirements. Commencing on the Payment Commencement Date, ADC hereby agrees to sell and Heinz hereby agrees to purchase, (i) all of the steam required from time to time to meet the operational demands of the Manufacturing Facility up to, but not exceeding, 942,000 mlbs per Calendar Year and (ii) electric energy required in connection with the operation of the Manufacturing Facility that exceeds the annual minimum take or pay obligation under Heinz's primary electric supply contract (which take or pay obligation shall in no event be greater than 20 million kwh during any Calendar Year), to the extent steam demand at an annual average rate of not less than 24.36 kwhs per mlbs of steam production permits. If ADC fails to meet the annual average rate of 24.36 kwhs per mlbs of steam produced, ADC shall pay Heinz the difference between the then current purchased primary electrical cost per kwh and the then current Baseline UECCE, multiplied by the total kwh shortfall. Total kwh shortfall shall equal the difference between 24.36 and the actual annual average kwh per mlbs of steam produced , multiplied by the actual mlbs of steam produced. Without limiting the generality of the foregoing, ADC shall use best efforts to supply electrical energy so that Heinz may purchase no more than the annual minimum take or pay obligation under Heinz's primary electric supply contract. ADC shall supply compressed air required in connection with the operation of the Manufacturing Facility, provided, and solely to the extent that, it is able to do so by utilizing the Current Capacity. DEN shall procure all coal or coal-based stoker fuel required to produce the energy to be delivered to Heinz under this Agreement.

          2.02 Term. Except as otherwise provided herein, the term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the 15th anniversary of the Effective Date, unless extended by mutual agreement of the Parties.

          2.03 Increased Steam Demand Requirements. In the event that the steam demand of the Manufacturing Facility exceeds 942,000 mlbs in any Calendar Year, Heinz, at its option, may (i) institute at its sole expense such improvements, upgrades, overhauls or replacements at the Energy Facility as are required to increase steam production; (ii) requisition coal-fired steam (up to, but not exceeding, 58,000 mlbs in any Calendar Year) that would otherwise be exported to third parties; or (iii) require the operation of the gas-fired Boiler Number 8 and/or natural gas burners on Boilers Number 1 through 4 to provide additional steam in amounts up to, but not exceeding 120,000 pounds per hour above Current Capacity; provided, however, that to the extent any of the boilers described in the previous sentence is off-line to allow ADC to perform maintenance thereon, and Heinz has consented to such boiler or boilers being off-line, Current Capacity shall be reduced by the capacity of such off-line boiler or boilers. If the steam demand of the Manufacturing Facility exceeds the combined threshold amounts established under Sections 2.01(i) and 2.03(ii) (1,000,000 mlbs), ADC shall determine whether sufficient quantities of coal-fired steam can be made available to Heinz without compromising ADC's export obligations to third parties ("Excess Coal-Fired Steam"). Excess Coal-Fired Steam will be made available to Heinz at Heinz's request. Any steam required that exceeds the available Excess Coal- Fired Steam will be made available to Heinz only upon Heinz's exercise of its option under 2.03(i) or (iii).

          2.04 Peak Demand Requirements. In the event that steam demand of the Manufacturing Facility at any time exceeds Current Capacity, ADC will operate gas-fired Boiler Number 8 and/or natural gas burners on Boilers Number 1 through 4 to increase steam production to the required level during the peak demand period; provided, however, that to the extent any of the boilers described in the previous sentence is off-line to allow ADC to perform maintenance thereon, and Heinz has consented to such boiler or boilers being off-line, Current Capacity shall be reduced by the capacity of such off-line boiler or boilers. If Heinz at any time determines that it would be advisable to deal with peak demand requirements in another fashion, Heinz may exercise its option to institute improvements, upgrades, overhauls or replacements under Section 2.03(i) or take such other actions as it may deem appropriate.

          2.05 Interruption in Energy Services. The parties acknowledge that from time to time there may be brief interruptions in the delivery of steam, electric energy or compressed air hereunder. Exhibit D hereto sets forth and defines the number and nature of such interruptions that reasonably can be expected to occur during any Calendar Year. If in any Calendar Year interruptions in the delivery of steam, electric energy or compressed air (i) exceed the applicable thresholds set forth on Exhibit D and (ii) cause a Manufacturing Interruption, ADC shall pay to Heinz $20,000 (as adjusted during the Term for inflation based on the Consumer Price Index) per incident that exceeds the stated thresholds. Such payment shall be made within twenty (20) days following of the occurrence of the incident and shall be deemed to constitute liquidated damages and not a penalty. To the extent an incident commences prior to 11:00 p.m., and continues beyond midnight of that same calendar day, each portion of such incident occurring after midnight on that calendar day and on each subsequent calendar day shall be deemed a separate incident for the purposes of this Section 2.05. ADC and Heinz acknowledge that any expenses, costs or damages that are likely to be incurred as a result of the incidents contemplated under this Section 2.05 would be difficult to ascertain and agrees that payment of the amount stated herein constitutes a fair and reasonable estimate of the liquidated damages that are likely to be suffered by Heinz. No liquidated damages shall be paid by ADC to Heinz under this Section
2.05 with respect to any manufacturing interruption caused by (i) an event constituting Force Majeure or (ii) any failure of any solely inert system (including, without limitation, the main steam header piping) unaffected by operating or maintenance practices or negligence (including, without limitation, any water hammer) related to the Energy Facility. For purposes of this Section
2.05 only, "Force Majeure" shall not include any event caused by the negligence of, or failure to comply with the terms of this Agreement by, ADC. Notwithstanding and in addition to the liquidated damages provided for above, in the event of a "Manufacturing Interruption", Heinz shall have the right to obtain energy services from an alternative source and to the extent such alternative energy services are more expensive than the services to be provided hereunder, ADC shall pay a sum to Heinz equal to the additional cost of such alternative energy services.

          2.06 Steam Specifications. Steam delivered to the Manufacturing Facility hereunder shall satisfy (i) the Regulatory Requirements applicable to food processing operations as established from time to time by the United States Department of Agriculture or other governmental body having jurisdiction over the operation of the Manufacturing Facility and (ii) Oregon Tilth standards (as a reference, such steam to meet the following nominal conditions: 115 psig and 365o F to the factory, 220 psig and 415o F to the carrot room, 600 psig and 750o F to the rig room, and 7 to 10 psig and 220 o F to the factory and offices). Any increase in cost associated with delivered steam that is incurred by ADC as a result of changes in Regulatory Requirements or Oregon Tilth standards that become effective after the Effective Date shall be recovered by ADC through an adjustment to the energy charges payable under Article III. Any such adjustment shall be made after consultation with and subject to the agreement of Heinz.

          2.07 Electrical Energy Specifications. The electrical energy delivered to the Manufacturing Facility shall satisfy the now current primary electrical utility requirements and now current Manufacturing Facility requirements with regard to service voltage and power quality.

          2.08 Compressed Air Specifications. The compressed air delivered to the Manufacturing Facility shall satisfy the now current Manufacturing Facility requirements with respect to particulate, oil and moisture content


                                   ARTICLE III

                          PAYMENTS FOR ENERGY SERVICES

          3.01 Energy Charges.

          (a) Demand Energy Charge. Commencing on the Payment Commencement Date, Heinz shall pay to ADC a monthly fixed charge equal to $181,516.00 which has been calculated based upon Current Capacity and Regulatory Requirements in effect on the date of this Agreement (the "Demand Energy Charge"). Any reasonable costs associated with changes in Regulatory Requirements (individually, a "New Regulatory Cost" and collectively, "New Regulatory Costs"), including without limitation, construction, engineering and consulting fees of unaffiliated third parties, increased reporting or compliance costs and legal fees, and excluding costs resulting from Energy Facility Improvements or the export of steam, shall result in a one-time or recurring adjustment to the Demand Energy Charge. Any New Regulatory Cost that is a one-time charge shall be itemized on the first Consolidating Statement delivered to Heinz after the New Regulatory Cost is incurred. New Regulatory Costs that are recurring in nature (such as the amortization of capital costs associated with modifications to the Energy Facility necessary to achieve compliance with changes in Regulatory Requirements) shall be recouped through a mutually agreed-upon adjustment to the on-going Demand Energy Charge and reflected on the Consolidating Statement commencing with the first month after such New Regulatory Costs are incurred.

          (b) Baseline Unit Energy Consumption Charges. The initial base monthly unit energy consumption charges for steam and electricity (collectively, the "Baseline Unit Energy Consumption Charges") shall be: (i) $2.75 per mlb of steam ("Baseline UECCS") and (ii) $.02 per kwh of electricity (the "Baseline UECCE"). Commencing on the Payment Commencement Date, Heinz shall pay to DEN and ADC, respectively, monthly consumption charges equal to:

           (i) in the case of DEN, $x per mlb of steam delivered to the Manufacturing Facility during the previous calendar month, with "x" being equal to:

                    1,220 x 1,000 x Actual Coal Price per Ton
                      Coal Heating Value (Btu's/Ton) x .82;


               in no event shall "x" exceed the then current Baseline UECCS;

          (ii) In the case of ADC, $y per each mlb of steam and the then current Baseline UECCE per each kwh of electricity delivered to the Manufacturing Facility during the previous calendar month, with "y" being equal to the then current Baseline UECCS minus x as calculated under subsection (i) above.

The initial Baseline Unit Energy Consumption Charges shall remain constant for the sixty (60) month period (the "Initial Unit Energy Period") commencing on the Payment Commencement Date. Thereafter, the Baseline Unit Energy Consumption Charges shall be adjusted annually in accordance with the Producer Price Index for Southern Appalachian Coal for Industrial Users (PPI 11211-412) (the "SAC Index") to compensate for market changes in fuel costs. At the conclusion of the 48th month in the Initial Unit Energy Period, the average of the SAC Index rates for the previous twelve (12) months (the "Base Index Rate") shall be established. Upon the first day immediately following the expiration of the Initial Unit Energy Period (the "Recalculation Date") and on each anniversary of the Recalculation Date thereafter, the average of the SAC Index rates for the previous twelve (12) months (the "Current Index Rate") shall be divided by the Base Index Rate and the quotient shall be deemed to be the "Market Index Factor", which in no event shall be less than one (1). On the Recalculation Date and each subsequent anniversary thereof, the initial Baseline Unit Energy Consumption Charges shall be adjusted by the effective Market Index Factor.

          (c) Baseline Unit Energy Consumption Charges Applicable to Increased Steam Demand. Baseline Unit Energy Consumption Charges payable in connection with (i) requisitioned coal-fired steam under Section 2.03(ii) and Excess Coal-Fired Steam, if any, shall equal the lowest unit energy charge in effect and payable by any third party to ADC for export steam and (ii) the production of gas-fired steam under Sections 2.03(iii) and 2.04 shall be determined by adding (i) the current Baseline Unit Energy Consumption charge for steam and
(ii) a charge associated with the difference between the then current energy cost of natural gas versus coal fired steam as calculated in accordance with Exhibit C hereto.

          (d) If at any time during the Term Heinz demonstrates to through the production of a bona fide third party offer that (i) the Demand Energy Charge and the Baseline Unit Energy Consumption Charges do not reflect fair market rates and (ii) it could materially reduce the aggregate annual cost paid by Heinz for steam and electricity under this Agreement by more than $250,000, then Heinz may exercise its termination rights under Section 7.03 hereof.

          (e) The Parties hereby confirm that the energy charges set forth in this Section 3.01 have been negotiated at arms-length, reflect the fair market value of the energy services supplied to Heinz and have been calculated so as to include the cost to ADC and DEN, respectively, for fuel, chemicals, consumables, ash hauling and disposal and other ancillary costs incurred in connection with the supply of energy services hereunder.

          3.02 Billing and Payment Mechanism. ADC shall submit to Heinz a monthly invoice (the "Consolidating Statement") itemizing the charges payable to each of ADC and DEN under this Article III. Each invoice submitted to Heinz for energy services furnished hereunder shall contain the steam and electric meter reading for the previous and the current month and shall be due and payable twenty (20) days after receipt of invoice by Heinz. If Heinz shall contend that the Consolidating Statement is erroneous or unreasonable, the Parties shall promptly meet with respect thereto. The payment obligation for the portion of any Consolidating Statement that is in dispute shall be suspended until the Parties resolve the dispute. In case a meter is temporarily out of repair, the quantity of services used during the time that the meter is out of repair shall be reasonably estimated by ADC (and concurred in by Heinz, which concurrence shall not be unreasonably withheld), upon the basis of the amount of services registered by the meter when in proper working order under similar circumstances (taking into account the duration of such period, the season, prevailing temperatures and other factors). Within approximately six (6) months after the Payment Commencement Date subject to equipment availability and Manufacturing Facility operating cycle, ADC shall install and implement an integrated circuit/CRT based Energy Distribution Monitoring System under which it will provide Heinz with a real-time, daily and month-to-date summary of energy consumption and delivery conditions. The Parties shall mutually agree and designate a third party to calibrate the metering devices on an annual basis, with calibration costs to be paid by ADC . Any Party may in its discretion arrange for additional meter calibrations. The costs associated with these additional activities shall be the sole responsibility of the requesting Party. Prior to any meter calibration, the Parties shall meet to review the proposed activity. The Parties agree to review meter calibration results in effect on the Effective Date; after installation of the Energy Distribution Monitoring System, metering corrections may alter the fiscal year 1996 baseline steam production assumption (which is currently 811,118 mlbs), and the Parties agree to estimate the corrected fiscal year 1996 baseline steam production figure and recalculate the Baseline UECCS and the electricity to steam ratio set forth in Section 2.01 to mutually agreed upon figures; provided that the product of the new fiscal year 1996 baseline steam production figure multiplied by the recalculated Baseline UECCS equals $2,230,575. Steam and electric meters in place and operational on the Effective Date shall be utilized by ADC and will be read by ADC (i) on a daily basis during the Term at 12:00 noon; and (ii) on December 31 of each year during the Term at 12:00 midnight. Steam and electric meters in place and operational on the Effective Date will be upgraded in connection with the installation of the Energy Distribution Monitoring System. ADC agrees to permit Heinz and its representatives to audit ADC's meter reading and billing records to verify any and all fees and charges payable under this Section 3.02. ADC agrees to keep such readings and records in satisfactory form and content for a period of three (3) years after submittal of the Consolidating Statement to permit such audit and verification. The price payable for any compressed air delivered to Heinz under this Agreement shall be zero dollars. A form of Consolidating Statement is attached hereto on Exhibit A.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          4.01 Representations and Warranties of Heinz. Heinz represents and warrants to ADC that the following statements are true and correct as of the date hereof and covenants that they shall be true as of the Effective Date:

      (i) Heinz is a division of a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and enter into and carry out the terms of this Agreement.

     (ii) The execution, delivery and performance by Heinz of this Agreement have been duly authorized by all necessary corporate action on the part of Heinz, and none of such execution, delivery or performance shall violate any law, governmental rule, regulation or order binding on Heinz or the articles of incorporation of by-laws of Heinz or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which Heinz is a party by which it or its properties may be bound.

    (iii) This Agreement has been duly executed and delivered by the duly authorized officers of Heinz and constitutes the valid and legally binding obligation of Heinz.

     (iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of Heinz is required as a condition to the valid execution, delivery or performance of this Agreement by Heinz.

          4.02 Representations and Warranties of ADC. ADC represents and warrants to Heinz that the following statements are true and correct as of the date hereof and covenants that they shall be true as of the Effective Date:

      (i) ADC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and enter into and carry out the terms of this Agreement.

     (ii) The execution, delivery and performance by ADC of this Agreement have been duly authorized by all necessary corporate action on the part of ADC, and none of such execution, delivery or performance shall violate any law, governmental rule, regulation or order binding on ADC or the articles of incorporation of by-laws of ADC or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which ADC is a party by which it or its properties may be bound.

    (iii) This Agreement has been duly executed and delivered by the duly authorized officers of ADC and constitutes the valid and legally binding obligation of ADC.

     (iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of ADC is required as a condition to the valid execution, delivery or performance of this Agreement by ADC.

          4.03 Representations and Warranties of DEN. DEN represents and warrants to Heinz that the following statements are true and correct as of the date hereof and covenants that they shall be true as of the Effective Date:

      (i) DEN is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and enter into and carry out the terms of this Agreement.

     (ii) The execution, delivery and performance by DEN of this Agreement have been duly authorized by all necessary corporate action on the part of DEN, and none of such execution, delivery or performance shall violate any law, governmental rule, regulation or order binding on DEN or the articles of incorporation of by-laws of DEN or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which DEN is a party by which it or its properties may be bound.

    (iii) This Agreement has been duly executed and delivered by the duly authorized officers of DEN and constitutes the valid and legally binding obligation of DEN.

     (iv) No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of DEN is required as a condition to the valid execution, delivery or performance of this Agreement by DEN.


                                    ARTICLE V

                                     DEFAULT

          5.01 Default, Insolvency and Remedies of Heinz and ADC.

          (a) The following events shall be deemed to be acts of default ("Acts of Default") by Heinz or ADC under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such Party from complying with the terms of this Agreement:

      (i) Failure to pay any sums to be paid hereunder within thirty (30) days after the date the payment is due, provided that the sum shall have remained unpaid for (20) days after written notice of such failure has been given to the defaulting Party.

     (ii) Failure to comply with any term, provision, representation, warranty or covenant of this Agreement, other than the payment of money required to be paid hereunder, if such failure (x) reasonably can be cured and is not cured within ninety (90) days after written notice thereof or (y) reasonably cannot be cured within ninety (90) days after written notice thereof and the defaulting Party has not commenced to cure such failure within such period and thereafter proceeded with reasonable diligence and good faith to accomplish a cure; provided, however, all violations of federal, state and local environmental and/or safety laws and regulations that may have a materially adverse effect on the operations of the Energy Facility or the Manufacturing Facility or result in the imposition of material monetary penalties on Heinz must be cured in accordance with the requirements and within the time frames of the applicable governmental law, regulation or agency.

    (iii) Filing, or consent to the filing of a petition for relief or reorganization or arrangement or any other petition in bankruptcy by Heinz or ADC, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; or Heinz or ADC shall make an assignment for the benefit of creditors; or a Heinz or ADC shall consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all of Heinz or ADC's property or be adjudicated insolvent; or an order for relief shall be entered against Heinz or ADC in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding upon liquidation of all or any part of Heinz or ADC's property; or any petition for any such relief shall be filed against a Heinz or ADC and shall not be dismissed within sixty (60) days.

          (b) Upon the occurrence of any Act of Default, the non-defaulting Party may, at its option, and in addition to any other rights the non-defaulting Party may have at law or in equity, terminate this Agreement by notice to the other Party, or enforce, by all proper and legal suits and other means, its rights hereunder, including, without limitation, the collection of sums due hereunder, without terminating this Agreement, and should it be necessary for any Party to take any legal action in connection with such enforcement, the defaulting Party shall pay such other Party all costs, including reasonable attorneys' fees so incurred, all without prejudice to any remedies that might otherwise be used by any Party for recovery of arrearages of sums due hereunder or damages as herein provided.

          (c) The Parties hereby agree that no failure by DEN to procure fuel as contemplated by this Agreement shall constitute a default under this Agreement. Should such a failure occur, ADC shall be responsible for procurement of fuel from an alternative source. In such event, all Baseline Unit Energy Consumption Charges payable under Article III shall be payable to ADC during such period of failure by DEN. Any failure by DEN to procure fuel shall not alleviate ADC's obligations to provide steam or electrical energy under this Agreement.


                                   ARTICLE VI

                                  FORCE MAJEURE

          6.01 Effect. In the event that any Party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then, provided such Party gives prompt written notice describing the particulars of such event, including, but not limited to, the nature of the occurrence and its expected duration, and continues to furnish monthly reports with respect thereto during the period of the Force Majeure, the obligations of both Parties, except for obligations to pay money (including, without limitation, the Demand Energy Charge), shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that (a) the suspension of performance is of no greater scope and no longer duration than is required by the Force Majeure and (b) the Party whose performance is being excused shall use its reasonable efforts to perform its obligations hereunder and remedy its inability to perform.

          6.02 Termination for Force Majeure. If a Force Majeure continues which prevents any Party from performing an obligation hereunder for more than six (6) consecutive months, any Party may terminate this Agreement upon thirty (30) days prior written notice.


                                   ARTICLE VII

                                   TERMINATION

          7.01 Termination. This Agreement shall terminate (i) upon the expiration of the Term; or (ii) in accordance with the provisions of Section 7.02, 7.03, 7.04, Article V, or Article VI. If this Agreement is terminated prior to the end of the Term:

      (i) as a result of Force Majeure, Heinz shall pay to ADC the Stipulated Buy-Out Price calculated in accordance with the terms set forth on Schedule A of Exhibit B hereto;

     (ii) as a result of ADC's exercise of its rights under Section
          5.01(b), pursuant to Section 7.02 or pursuant to Section 7.04 (to the extent the cessation or withdrawal of ADC's access to the steam producing assets of the Energy Facility does not result from acts or omissions of ADC which are illegal or in breach of this Agreement or any material contract between Heinz and ADC), Heinz shall pay to ADC the Stipulated Buy-Out Price set forth on Schedule B of Exhibit B hereto;

    (iii) pursuant to Section 7.03 hereof, Heinz shall pay ADC the Stipulated Buy-Out Price set forth on Schedule C of Exhibit B hereto; and

    (iv) as a result of Heinz's exercise of its rights under Section
          5.01(b), or pursuant to 7.04 (to the extent the cessation or withdrawal of ADC's access to the steam producing assets of the Energy Facility results from acts or omissions of ADC which are illegal or in breach of this Agreement or any material contract between Heinz and
          ADC), no Stipulated Buy-Out Price will be payable to ADC.

          7.02 Extended Shutdown or Closure of Manufacturing Facility. If at any time during the Term, Heinz (i) ceases to operate the Manufacturing Facility (or materially reduces the Manufacturing Facility's energy consumption requirements) for a period exceeding six (6) months or (ii) transfers ownership of the Manufacturing Facility to a third party who (x) does not have the financial capability acceptable to ADC (such acceptance not to be unreasonably withheld) to carry out Heinz's obligations under this Agreement and/or (y) does not assume all of Heinz's obligations under this Agreement, ADC shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Heinz.

          7.03 Termination by Heinz. If at any time during the Term, Heinz demonstrates through the production of a bona fide third party offer that (i) the Demand Energy Charge and the Baseline Unit Energy Consumption Charges do not reflect fair market rates and (ii) could materially reduce the aggregate annual cost paid by Heinz for steam and electricity under this Agreement by more than $250,000, Heinz shall have the right to terminate this Agreement upon sixty (60) days prior written notice to ADC and DE. Prior to any such termination, Heinz and ADC shall use good faith efforts to renegotiate the terms of the Agreement in order to address Heinz's concern. If the Parties cannot reach an accommodation, ADC shall take all reasonable actions to assist Heinz in the transition period, which shall not exceed 60 days.

          7.04 No Access to Steam Producing Assets If at any time during the Term, ADC is unable to access and operate the steam producing assets at the Energy Facility, this Agreement shall terminate effective on the date that access ceases or is withdrawn, provided, however, that if ADC's access is prohibited by an event constituting Force Majeure hereunder, any termination of this Agreement shall be governed in accordance with Section 6.02 hereof.


                                  ARTICLE VIII

                                 INDEMNIFICATION

          8.01 Reciprocal Indemnification.

          (a) Each Party, respectively, as indemnitor, will indemnify, defend and hold harmless the other Party and its officers, directors, employees, affiliates, agents and assigns, as indemnitees, from and against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and accountants' fees, but excluding amounts described in Section 9.10 hereof (collectively, the "Losses") asserted against, resulting to, imposed upon or incurred or suffered by any such indemnitee as a result of, based upon or arising from, the failure by the indemnitor or its respective agents or employees to comply with any applicable law, rule, or regulation of any authority having proper jurisdiction, or the breach or nonfulfillment of any of the representations, covenants or agreements made by the indemnitor pursuant to this Agreement, excepting only such Losses as may be caused by the negligence or misconduct of any indemnitee or its respective agents or employees.

          (b) Notwithstanding any provision to the contrary set forth in this Agreement (other than the liquidated damages provided for in Section 2.05), in no event shall any Party's liability for any and all Losses exceed $2,500,000 (as adjusted during the Term for inflation based on the consumer price index), regardless of the form of action or legal theory under which liability may be asserted.

          8.02 Duty to Defend.

          (a) Indemnitor, at its sole cost and expense, shall defend with counsel reasonably satisfactory to indemnitee, any claim, demand, suit, cause of action or proceeding covered by the indemnities set forth in Section 8.01. Indemnitor shall have the right to control the defense of any claim, demand, suit, cause of action or proceeding, provided that the indemnitor shall first confirm in writing to indemnitee that such claim is within the scope of the indemnities contained herein and that indemnitor shall pay all amounts required to be paid in respect of such claim, demand, suit, cause of action or proceeding. The indemnitee shall have the right, but not the obligation, at its sole cost and expense, to participate in the defense of any such claim, demand, suit, cause of action or proceeding. Indemnitee shall have the right at any time, by notice to indemnitor, to assume exclusive control of the defense of any claim, demand, suit, cause of action or proceeding at the sole cost and expense of indemnitor, if (a) indemnitor fails to diligently defend such claim, demand, suit cause of action or proceeding, (b) there is a conflict in the interests of indemnitor and indemnitee with respect to such claim, demand, suit, cause of action or proceeding or (c) at any time during the pendency of such claim, demand, suit, cause of action or proceeding, indemnitor shall disaffirm its responsibility for the claim involved. If the indemnitee assumes exclusive control of the defense of any claim, demand, suit, cause of action, or proceeding as set forth in the preceding sentence, the indemnitor shall pay all costs that may be incurred by the indemnitee in such defense. In addition, the indemnitor shall pay all costs that the indemnitee may incur in enforcing this indemnity, including without limitation reasonable attorneys' fees, within ten
(10) days after the request therefor.

          (b) Indemnitor shall have the right to settle any claim, demand, suit, cause of action, or proceeding which results only in the payment of money, Indemnitor shall have no right, without the prior written consent of indemnitee, to settle any claim, demand, suit, cause of action, or proceeding or settlement thereof, involves non-monetary obligations of indemnitee.

          8.03 Survival. The provisions of this Article VIII shall survive the Term.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.01 No Partnership or Joint Venture. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties, or making any Party an agent or employee of the other Party. No employee of Heinz, ADC or DEN who renders any service hereunder shall be construed or deemed to be an employee of any other Party as a result thereof. No Party shall have any authority, or represent that it has any authority, to bind any other party contractually.

          9.02 Severability. If, pursuant to a final, non-appealable judgment by a court of competent jurisdiction, any provision of this Agreement is found to be illegal, invalid or otherwise enforceable, such provision shall be construed to be deleted from this Agreement and the remainder of it shall remain in full force and effect as though such provision had not been included herein.

          9.03 Entire Agreement. This Agreement and all exhibits thereto constitute the entire and sole understanding of the Parties with respect to the matters covered hereby or by any transactions contemplated herein, and supersedes and cancels any and all oral or written prior agreements, understandings, statements and representations between the Parties with respect to the subject matter hereof.

          9.04 Waivers and Amendments. No waiver, modification or amendment of a term, condition or provision of this Agreement shall be valid or of any effect unless made in writing specifying with particularity the manner and extent of such waiver, modification or amendment, signed by the Party to be bound or its duly authorized representative. Any waiver by any Party of any default of the other shall not affect or impair any right arising from any subsequent default.

          9.05 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

          9.06 Section Headings. Section headings are inserted herein for convenience only and are not to be construed as a part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

          9.07 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto, their respective successors and assigns.

          9.08 Cooperation. The Parties hereto will cooperate with each other in every way carrying out the transactions contemplated by this Agreement, in obtaining any and all required approvals, consents, permits and authorizations, in filing the notification and reports, if any, which may be required, and in executing and delivering all documents, instruments and copies thereof as shall be reasonably agreed upon or as any other Party may reasonably request for the purpose of carrying out the terms and conditions of this Agreement.

          9.09 Attorneys' Fees. In the event of any arbitration or judicial proceedings relating to this Agreement or the breach thereof, the prevailing Party or Parties shall be entitled to recover from the losing Party or Parties its reasonable costs, expenses and attorneys' fees.

          9.10 Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 2.05, NO PARTY SHALL BE LIABLE FOR ANY LOST REVENUE, LOST PROFITS, OR OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER.

          9.11 Notices. All notices, forms of approval and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person by telegram, telex or other standard form of telecommunications and by certified mail, postage prepaid return receipt requested, addressed as follows:

(a)      If to Heinz to:            James Vuksic
                                    Pittsburgh Factory Manager
                                    Heinz USA
                                    P. O. Box 57
                                    Pittsburgh, PA  15230-0057
                                    Fax:  (412) 237-3590

         With copies to:            Ken G. Campbell
                                    G. M. Manufacturing Services
                                    Heinz USA
                                    P. O. Box 57
                                    Pittsburgh, PA  15230-0057
                                    Fax:  (412) 237-5541

                                    Senior Vice President, General Counsel
                                    H. J. Heinz Company
                                    P.O. Box 57
                                    Pittsburgh, PA  15230
                                    Fax:  ( 412) 456-6102

(b)      If to ADC to:              Alexis Tsaggaris, President
                                    DQE Energy Services
                                    One NorthShore Center
                                    Pittsburgh, PA  15212
                                    Phone:  (412) 322-6090
                                    Fax:  (412) 322-6085

         With a copy to:            Linda S. Ackerman, Esquire
                                    DQE, Inc.
                                    411 Seventh Avenue
                                    Pittsburgh, PA  15219
                                    Phone:  (412) 393-6041
                                    Fax:   (412) 393-6605

(c)       If to DEN to:             Richard LiConti, President
                                    Duquesne Energy, Inc.
                                    411 Seventh Avenue
                                    Pittsburgh, PA  15230-1930
                                    Phone: (412) 393-6281
                                    Fax:     (412) 393-6021

           With a copy to:          David High, Esquire
                                    Duquesne Energy, Inc.
                                    411 Seventh Avenue
                                    16-0006
                                    Pittsburgh, PA  15230-1930
                                    Phone:  (412) 393-6443
                                    Fax:      (412) 393-6645

or to such other address as one Party may have furnished to the others in writing.

          9.12 Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the others, provided, however, that upon receipt of (i) an appropriate order from the Securities and Exchange Commission under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended, or (ii) written confirmation reasonably acceptable to Heinz that such an order is not required, ADC shall assign this Agreement to a special purpose subsidiary of DQE Energy Services, Inc. that has been formed solely for the purpose of facilitating this transaction and any subsequent transaction with Heinz and its affiliates (the "Special Purpose Subsidiary"). After such assignment, all such references to ADC herein shall be deemed to refer to the Special Purpose Subsidiary. Nothing contained herein, express or implied, is intended to confer on any person other than the Parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, Heinz may assign this Agreement to any subsidiary, parent company, or corporate affiliate of Heinz, or to any person or entity that (i) acquires the Manufacturing Facility; (ii) is reasonably acceptable to ADC, Energy Services or the Special Purpose Subsidiary, as the case may be; and (iii) agrees to assume all of Heinz's rights and obligations under this Agreement.

          9.13 Executive Review. Each Party shall have the right at any time after good faith efforts have failed to resolve a dispute under this Agreement related to a material matter effecting the Parties rights and obligations hereunder, to request review of such matter by the Executive Vice President of HNA Operations of Heinz, the President of DEN and the Chief Executive Officer of ADC. Each Party shall exercise its right to request executive review by providing a written notice to the other Parties. The executives of each Party shall meet within 30 days of date of such notice is delivered to the other Parties, and shall engage in good faith efforts to resolve the deadlock. Within 30 days of such meeting, the executives shall provide notice to the Parties stating whether they have been able to resolve the deadlock and the nature of their decision if they have resolved the deadlock. Any such decision shall be binding on the Parties.

          9.14 Mediation. If a disagreement exists between the Parties concerning this Agreement, or a breach thereof, executive review under Section
9.13 is unsuccessful, and the continued failure to settle such disagreement is likely to have material adverse effect on any Party's rights and obligations under this Agreement, any Party may elect to submit the matter to mediation under the Commercial Mediation Rules of the American Arbitration Association. If any Party so elects, the other Party or Parties shall submit to mediation. The mediator shall not have the authority to impose a settlement on the Parties.

          9.15 Audit Rights. Heinz shall have the right upon reasonable notice and during normal business hours to examine the books and records maintained by ADC relating to the purchase and sale of electric and steam energy hereunder.

          9.16 Assignment and Assumption of Third Party Supply Contracts. In the event that ADC proposes to enter into a third party supply arrangement to facilitate procurement of fuel under Section 5.01(c), ADC shall deliver a copy of the definitive agreement to Heinz for its review and comment. Provided that the terms and conditions of the supply agreement are reasonably acceptable to Heinz, the parties shall enter into an agreement stating that upon any termination of this Agreement (other than any termination caused by Force Majeure or an Act of Default by ADC) prior to the end of the Term, ADC shall assign and Heinz shall assume all of ADC's rights and obligations under the supply agreement. In connection therewith, Heinz shall indemnify, hold harmless and defend ADC from any and all claims, liens or charges of any nature whatsoever that arise out of a breach or nonfulfillment by Heinz of any of its representations, covenants, agreements or obligations under the supply agreement, and ADC shall indemnify, hold harmless and defend Heinz from any and all claims, liens or charges of any nature whatsoever that arise out of a breach or nonfulfillment by ADC prior to such assignment of any of its representations, covenants, agreements or obligations under the supply agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ATTEST:                                            HEINZ USA



By: ___________________________                By: ___________________________
                                      Title: __________________________
                                      Title: __________________________

ATTEST:                                        ALLEGHENY DEVELOPMENT
                                                 CORPORATION


By: ___________________________                By: ___________________________
                                      Title: __________________________
                                      Title: __________________________

ATTEST:                                        DUQUESNE ENERGY, INC.


By: ___________________________                By: ___________________________
                                      Title: __________________________
                                      Title: __________________________



                                    EXHIBIT A

                             CONSOLIDATING STATEMENT


ENERGY CHARGES

         A.       Payable to DE:
                     Steam:
                     aaa mlbs @ x per mlb                          $__________
                  [x to be calculated in accordance with 3.01(b)(i)]

         B.
         Payable to ADC:

         Demand Charge
         $----------
         Steam:
         aaa mlbs @ [UECCS - x]
         $----------
         Additional charge for natural gas (per Exhibit C)
         Cmlbs @ [A-B]
         $----------

                     Electricity
                           bbb kwhs @ UECCE                        $__________

                             Total to ADC$__________


                                    EXHIBIT B

                            STIPULATED BUY-OUT PRICE

Schedule A





Schedule B





Schedule C



                                    EXHIBIT C

                      ADDITIONAL CHARGE FOR GAS FIRED STEAM


Steam Conditions:                       115 psig (130psia)
                                        480 (degree)F
                                       1266 Btu/lb Sat. Vapor
Condensate Conditions:                   78 (degree)F
                                         46 Btu/lb Sat. Liquid
Energy to make steam                   1220 Btu/lb added
Boiler Efficiency:                 80.00% Natural gas
                                   82.00% Coal
Natural Gas (HHV)                  1,030,000 Btu/MCF
                                       1000 Lbs=1Mlb

                 Calculation for the additional energy cost of
                natural gas vs. coal- fired steam to HUSA in $.

                A=Energy Cost of Natural Gas fired Steam ($/Mlb)

                         A=1220 x 1000 x Current Natural Gas Price per MCF
                                                   1,030,000 x .80

                  B=Energy Cost of Coal fired Steam ($/Mlb)

                  B=1220 x 1000 x Actual Coal Price per Ton
                    Coal Heating Value (Btu's/Ton) x .82

         C=Steam Produced with Natural Gas (Mlbs) =Totalized Steam Production
                                 Above Current Capacity


             HUSA Additional Charge for Natural Gas fired Steam in $

                            HUSA Price = (A - B) x C
                               Sample Calculation

                        Assumptions:Coal Price = $37/Ton
                          Natural Gas Price = $3.70/MCF
                     Coal Heating Value = 25,000,000 Btu/Ton
                  Steam Produced With Natural Gas = 3,377 mlbs.

                        A=1220 x 1000 x $3.70= $5.48 /Mlb
                                 1,030,000 x .80

                        B=1220 x 1000 x $37= $2.20 /Mlb
                                25,000,000 x .82

                                 C=3,377Mlbs


                 HUSA Additional Charge = ($5.48-$2.20) x 3,377
                   HUSA Additional Charge = $3.28/Mlb x 3,377
                        HUSA Additional Charge = $11,077


                                    EXHIBIT D

               SERVICE INTERRUPTION THRESHOLDS (Per Calendar Year)


Compressed Air

          limit of 3 incidents < 100 psig @ the factory < 15 minutes in duration, or

Steam

          limit of 1 incident < 115 psig @ the factory < 30 minutes in duration, or

Electric Energy


          limit of 1 incident of < 30 minutes in duration